Exhibit 99.2

CHARTER OF THE EXECUTIVE COMMITTEE
OF THE BOARD OF DIRECTORS
OF
ALICO, INC.
Purpose
The Executive Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Alico, Inc. (the “Company”) to act for and on behalf of the Board and the Company, to the fullest extent permitted by law, including by (1) directing the operational management and policies of the Company, (2) authorizing the Company to enter into contracts (including contracts with executive officers of the Company, to the extent such power is not delegated exclusively to the Compensation Committee of the Board) and make expenditures, (3) authorizing the Company to incur indebtedness (which authorization shall constitute the specific direction of the Board referred to in Article XIII of the Company’s bylaws), (4) taking any and all actions that, in the judgment of the Committee, are not consequential enough to submit to the full Board and (5) taking any and all such further action between meetings of the Board when prompt action is needed before the Board’s next regularly scheduled meeting and, when, in the judgment of the Committee, it is not practical to convene a Board meeting.
Membership
The Committee shall consist of three directors, one of whom shall be the Chairman of the Board.
The members of the Committee shall be appointed by the Board (on the recommendation of the Nominating and Corporate Governance Committee) and may be removed or replaced by the Board. One member of the Committee shall be appointed as its Chairman (the “Chairman”) by the Board.
Meetings
The Committee shall meet as often as it determines necessary and may meet in person or by telephone conference, videoconference or other means of communications permitted under applicable Florida law. The Chairman shall preside at each meeting and, in the absence of the Chairman, one of the other members of the Committee shall be designated as the acting chair of the meeting. The Committee may request any officer or employee of the Company or the Company’s outside counsel or other advisors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities. In particular, the Committee shall have direct and unrestricted access to the Corporation’s management and non-management personnel and all corporate records, and it shall have the authority to obtain advice and assistance from internal or external legal, accounting or other advisors.
The Committee shall make regular reports to the full Board. The Board may in its discretion review the actions taken and decisions made by the Executive Committee as presented and may modify or rescind such actions or decisions. Notwithstanding the foregoing, any and all actions taken by the Committee shall be fully effective and represent the action of the Board unless and until modified or rescinded by the action of the full Board.
The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.
Committee Authority and Responsibilities
The Committee may, in the intervals between meetings of the Board, exercise all or any of the powers of the Board (including for the reasons enumerated under “Purpose” above), except that in accordance with Section 607.0825 of the Florida Business Corporation Act, the Committee may not take any action to:

(1)	Approve or recommend to shareholders actions or proposals required by the Florida Business Corporation Act to be approved by shareholders.

(2)	Fill vacancies on the Board or any committee thereof.

(3)	Adopt, amend or repeal the Company’s Bylaws.

(4)	Authorize or approve the reacquisition of shares unless pursuant to a general formula or method specified by the Board.

(5)
Authorize or approve the issuance or sale or contract for the sale of shares, or determine the designation and relative rights, preferences, and limitations of a voting group except that the Board may authorize a committee (or senior executive officer of the Company) to do so within limits specifically prescribed by the Board.

The Committee shall also discharge any other duty or responsibility specifically assigned to it by the Board.